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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference into all Registration Statements on Form 10-K of Stone Street Bancorp, Inc. of our report dated January 30, 1998, relating to the consolidated balance sheets of Stone Street Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report appears in the Company's 1997 annual report on Form 10-K.


/s/ Weir Smith Jones Miller & Elliott

Weir Smith Jones Miller & Elliott

Statesville, North Carolina
March 27, 1998